Exhibit 99.1

Advent Announces CEO Succession Plan

Pete Hess, Advent’s President, to Succeed Founder Stephanie DiMarco as CEO

SAN FRANCISCO—  January 5, 2012 — Advent Software, Inc. (NASDAQ: ADVS), a leading provider of software and services for the global investment management industry, today announced its Board of Directors has appointed Advent’s President Peter Hess to the position of Chief Executive Officer (CEO) and President, effective June 30, 2012.  He will succeed Stephanie DiMarco, Advent’s founder and CEO, who is stepping down as CEO at the end of June 2012 but will continue to serve as a Director on Advent’s Board and will be transitioning to an advisory role for the company’s senior management.

Advent’s Chairman John H. Scully commented, “Stephanie DiMarco’s legacy at Advent and contributions to the investment management industry are extraordinary.  Under Stephanie’s leadership, Advent has evolved from a one-product company to a global industry leader with a powerful and predictable business model.  The Board would like to express its deep appreciation to Stephanie for her visionary leadership and singular contributions to Advent.  We are grateful that she will continue to share her insight and expertise as a Director, significant shareholder and advisor to the company.

“The Board is delighted to appoint Pete Hess as the next CEO of Advent,” continued Mr. Scully.  “Pete has played an instrumental role in Advent’s success, leading several of Advent’s largest business groups prior to his very successful tenure as President of the company since December 2008.  Advent’s Board has tremendous confidence in Pete and believes that he is the right leader for the company in its next era of growth.”

Ms. DiMarco said, “In Pete Hess, we have an outstanding leader for Advent’s future.  He has a proven track record of building exceptional teams, executing successful strategies, and delivering innovative solutions that our clients can count on.  It was under Pete’s leadership that Advent’s Geneva® platform became the gold standard of the alternative investment industry, and, more recently, it was Pete’s vision that led to the acquisition of Black Diamond and the reestablishment of Advent as the partner of choice in the advisory market.

“Together, we have accomplished a tremendous amount over the years, thanks to the hard work and dedication of everyone at Advent.  The company has never been stronger than we are today — and based on preliminary results, we expect strong fourth quarter 2011 bookings growth over the fourth quarter of 2010*,” continued Ms. DiMarco.  “It truly has been a privilege to build and grow this great company, and it will be a pleasure to continue to serve on the Board and participate in Advent’s ongoing success — I have every confidence that, with Pete’s leadership, the future is bright for Advent.”

Mr. Hess said, “Stephanie DiMarco revolutionized the investment management business almost thirty years ago when she launched Advent with the first portfolio accounting system built for the PC, and she has never stopped pushing for innovative solutions to the industry’s most mission-critical challenges.  Today, thanks to Stephanie, Advent is home to incredibly talented people and a creative and high-performance culture, and it’s this combination that led Advent to become the global industry leader, serving over 4,500 firms around the world.  It is a great honor to be a part of this team, and I look forward to working closely with Stephanie, the Board, the rest of the senior management team and our colleagues around the world to continue delivering innovative solutions that add value for our clients, our employees, our shareholders, and our communities.”

As President of Advent Software, Mr. Hess is currently responsible for worldwide marketing, sales, services and support for the company, including its Asset Management, Global Accounts, and Black Diamond groups, as well as the company’s international operations. Prior to his appointment to President, Mr. Hess served as Executive Vice President and General Manager of Advent’s largest business group, where he headed strategy, product marketing, sales, services and support for Advent’s asset management solutions and led the group to record revenues.  Mr. Hess was also responsible for Advent’s growing international operations.  Mr. Hess has been with Advent since 1994, and has held a variety of positions in the company, including Executive Vice President and General Manager of the Global Accounts business group, and, previously, Vice President of Sales and Vice President of Marketing.  Mr. Hess earned his undergraduate degree from Princeton University.

*Final results for the fourth quarter and full year 2011 will be released on February 6, 2012.

About Advent

Advent Software, Inc., a global firm, has provided trusted solutions to the world’s financial professionals since 1983.  Firms in more than 60 countries count on Advent technology to run their mission-critical operations.  Advent’s quality software, data, services and tools enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling operational risks and costs.  Advent is the only financial services software company to be awarded the Service Capability and Performance certification for being a world-class support and services organization. For more information on Advent products visit http://www.advent.com/about/resources/demos/pr.

Advent, the Advent logo, Advent Software, and Geneva are registered trademarks of Advent Software, Inc. All other company names or marks mentioned herein are those of their respective owners.

Forward-Looking Statements

The financial projections and statements, including those regarding our quarterly bookings growth and business model, and other forward-looking statements included in this press release reflect management’s best judgment based on factors currently known and involve risks and uncertainties, and our actual results may differ materially from those discussed here.  These risks and uncertainties include potential fluctuations in contract bookings and other risks detailed from time to time in our SEC reports including, but not limited to, our quarterly reports on Form 10-Q and our 2010 annual report on Form 10-K.  The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements including any guidance, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact:

Smita Topolski

Advent Software, Inc.

+1 (415) 645-1668

stopolsk@advent.com